Exhibit 107

Calculation of Filing Fee Tables

Schedule 14C
(Form Type)

United States Cellular Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction(1),(2),(3)	Fee Rate	Amount of Filing Fee(4)
Fees to be Paid	$1,000,000,000	0.00015310	$153,100.00
Fees Previously Paid	$0		$0
Total Transaction Valuation	$1,000,000,000
Total Fees Due for Filing			$153,100.00
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$153,100.00

(1)Title of each class of securities to which transaction applies: N/A

(2)The aggregate number of securities to which the asset sale applies: N/A

(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The total purchase price pursuant to the Agreement (as defined in the Information Statement) is $1,000,000,000, payable to the Sellers (as defined in the Information Statement) in cash.

(4)The filing fee was calculated in accordance with Rule 0-11 under the Securities and Exchange Act of 1934, as amended, by multiplying the transaction value (per note 3 above) by 0.00015310.